                                                                    Exhibit 99.1


BioSphere Medical, Inc. Completes Approximately $13 Million Private Placement


Capital Intended to be Used in Advancing Worldwide Commercialization Strategy for Embosphere(R)Microspheres

ROCKLAND, Mass.--(BUSINESS WIRE)--July 31, 2000-- BioSphere Medical, Inc. (Nasdaq:BSMD - news), a medical device company that is pioneering the use of bioengineered microspheres to treat tumors and vascular malformations by occluding their blood supply, announced today that it has completed a private placement of its Common Stock to selected institutional and accredited investors, for aggregate proceeds of approximately $13 million. The Company intends to use the proceeds to fund working capital needs and operating expenses.

Stated  John  Carnuccio,   president  and  chief  executive  officer,  "We  have
accomplished yet another major milestone with this financing, after having completed several key regulatory and product commercialization achievements for Embosphere(R) Microspheres during the past several months. We are proud to have added a number of highly regarded financial institutions as investors."

"We intend to use this additional capital to help build our direct sales team, enhance our marketing programs, expand clinical studies worldwide, and accelerate new product development and other strategic research and development initiatives. We believe that, along with this new financing, BioSphere Medical is well positioned to capitalize on opportunities in the growing embolotherapy market," concluded Carnuccio.

The Common Stock sold has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States, except pursuant to the registration requirements of the Securities Act of 1933, as amended, or an applicable exemption from the Securities Act regulation requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Common Stock. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About BioSphere Medical

BioSphere Medical, Inc., based in Rockland, Massachusetts, is a medical device company focused on embolotherapy, the treatment of tumors and vascular malformations by occluding blood flow. The Company is pioneering the use of patented and proprietary bioengineered microspheres as a new class of embolics.

This press release contains forward-looking statements that involve risks and uncertainties, including those relating to the future sale of the Company's products and the long-term growth of the Company. Among the important factors that could cause actual events to differ materially from those indicated by forward-looking statements in this release are the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products; to successfully develop and commercialize the Embosphere(R) Microspheres and HepaSphere SAP(TM) Microsphere technologies for uterine artery embolization, targeted liver embolization and other applications; to provide patent and other proprietary protection for the Company's products; the absence of or delays and cancellations of, product orders; the delay in the introduction of new products; competitive pressures; the inability of the Company to raise additional funds, if needed, to finance the development, marketing, and sales of its products; general economic conditions; as well as those risk factors detailed in the Company's Annual Report on form 10-K for the year ended December 31, 1999 and other periodic reports filed by the Company with the Securities and Exchange Commission.


Contact:

     BioSphere Medical, Inc.
     Robert Palladino
     781-681-7900